Exhibit 99.1

PolarityTE Announces Allowance of Fourth U.S. Patent

SALT LAKE CITY, February 17, 2022—PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing regenerative tissue products and biomaterials, today announced the U.S. Patent and Trademark Office (USPTO) recently issued a Notice of Allowance for U.S. Application No. 17/326,734 filed on May 21, 2021. This is the Company’s fourth patent allowance in the United States. The newly allowed claims are for compositions that relate to the Company’s minimally polarized functional unit (MPFU) technology in combination with a cryoprotectant.

Mary Bram, Vice President of Intellectual Property, commented: “This allowance is a significant step forward in building out the Company’s patent portfolio in the United States. The Company will continue to pursue patent protection surrounding its MPFU technology in the United States in line with patenting practices in the biologics space.” The Company continues to pursue additional patent applications in the United States and abroad related to its regenerative technologies, including SkinTE®.

Richard Hague, Chief Executive Officer and President of PolarityTE, commented: “PolarityTE understands the importance of intellectual property and building a patent portfolio that protects our regenerative tissue technology embodied in SkinTE®. Protecting this technology goes hand in hand with our effort to advance regulatory approval of SkinTE® through the first of two Phase 3 clinical studies we are preparing to start, as we seek to drive shareholder value through our differentiated technology and intellectual property.”

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA) for a chronic cutaneous ulcer indication. SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

(385) 831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com